Exhibit 99-2

SECRETARY’S CERTIFICATE

I, Dorothy E. Bourassa, being the duly elected Secretary of each of the Registrants listed on Attachment A (each a “Fund”), do hereby certify that at a meeting of the Board of Trustees of each Fund held on July 10, 2007 at which the increase in coverage under the Pioneer Funds’ fidelity bond, as well as the portion of the pro rata premium associated with the increase in coverage to be paid by each appropriate Pioneer Fund was presented, the following resolutions were adopted by each Board of Trustees, including a majority of Trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended:

Resolved:
That the recommended increase in limit of liability from $40 million to $42 million, effective as of May 15, 2007, under the fidelity bond issued by the ICI Mutual Insurance Company (the “Fidelity Bond”), covering each of the Pioneer Funds and Pioneer Investment Management, Inc. (“Pioneer”) and certain affiliates, is ratified and approved and that the Secretary of the Funds is authorized to execute any documents in connection with such increase in limit of liability under the Fidelity Bond as shall be necessary to effect the foregoing and to file the amended form of Fidelity Bond with the Securities and Exchange Commission (the “Commission”) in accordance with Rule 17g-1(g)(1) of the Investment Company Act of 1940 Act, as amended (the “1940 Act”); and be it further

Resolved:
That the allocation of pro rata premium associated with the increase in limit of liability under the Fidelity Bond in the amount of $2,537 shall be allocated to the Pioneer Funds based on the proportion a fund’s required coverage bears to the overall required coverage for all Pioneer Funds is ratified and approved; and be it further

Resolved:
That the Pioneer Funds are authorized to enter into an amendment to the premium and coverage allocation agreement as required under Rule 17g-1(f) of the 1940 Act with such changes thereto as the officer of the Funds executing the agreement shall approve, such approval to be conclusively evidenced by the officer’s execution of the agreement, and the Secretary of the Funds is authorized to file the form of amended agreement with the Securities and Exchange Commission in accordance with Rule 17g-1(g)(1) of the 1940 Act.

I further certify that the foregoing resolutions of the Board of Trustees remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 3rd day of August 2007.

/s/ Dorothy E. Bourassa
Dorothy E. Bourassa, Secretary